Exhibit (a)(1)(iv)
Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
SONOMAWEST HOLDINGS, INC.
at
$10.05 Net Per Share
Pursuant to the Offer to Purchase dated April 1, 2011
by
STAPLETON ACQUISITION COMPANY

THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 29, 2011, UNLESS THE OFFER IS EXTENDED.

April 1, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Stapleton Acquisition Company, a Delaware corporation (“SAC”), to act as Information Agent in connection with SAC’s offer to purchase all outstanding shares of common stock, par $0.0001 per share (the “Shares”), of SonomaWest Holdings, Inc., a Delaware corporation (the “Company”), not owned by SAC, Craig R. Stapleton, Dorothy W. Stapleton, Walker R. Stapleton and Wendy S. Reyes, Trustee of Separate Property Trust (collectively, the “Stapleton Group”), at a price of $10.05 per Share, net to the seller in cash, without interest thereon and less any amounts required to be withheld under applicable U.S. federal, state or local tax laws, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 1, 2011 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

The Offer is subject to the condition, among others, that at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn at least a majority of the outstanding Shares not held by the Stapleton Group, without regard to Shares held by directors or officers of SAC or the Company. The Offer is also subject to certain other terms and conditions, including the absence of a material adverse change in the Company’s business. The Offer is not subject to any financing condition. See the section of the Offer to Purchase entitled The Tender Offer—Conditions to the Offer.

The initial offering period of the Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on the Expiration Date (as defined in the Offer to Purchase).

Enclosed herewith are the following documents:

1. The Offer to Purchase, dated April 1, 2011;

2. The Letter of Transmittal for your use in tendering Shares and for the information of your clients, including general instructions for certification of taxpayer ID number on Form W-9;

3. Notice of Guaranteed Delivery for Shares to be used to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase);

4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. A return envelope addressed to the Depositary (as defined in the Offer to Purchase).

We request that you contact your clients as promptly as possible.

The terms and conditions of the Offer are described in the Offer to Purchase and in the related Letter of Transmittal.

A properly completed and duly executed Letter of Transmittal, together with any other documents required by the Letter of Transmittal or a Book-Entry Confirmation (as defined in the Offer to Purchase) (an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal will be sufficient for these purposes) must be received by the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Any shareholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following the procedures for guaranteed delivery set forth in the Offer to Purchase.

SAC will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase). SAC will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. SAC will pay or cause to be paid any transfer taxes with respect to the transfer and sale of purchased Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

Any inquiries you may have with respect to the Offer should be addressed to Morrow & Co., LLC, the Information Agent for the Offer, at 470 West Avenue, Stamford, CT 06902, telephone numbers (203) 658-9400 (banks and brokerage firms) or (888) 813-7566 (stockholders toll free) or electronic mail swhi.info@morrowco.com.

Requests for additional copies of the enclosed materials may also be directed to the Information Agent at the above address and telephone numbers.

Very truly yours,

Morrow & Co., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF SAC, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:
Morrow & Co., LLC
470 West Avenue – 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, Please Call: (203) 658-9400
Stockholders Call Toll Free: (888) 813-7566
Email: swhi.info@morrowco.com